Exhibit 99.1

ILFC Media Relations contact
Paul Thibeau
+1 310-788-1999
pthibeau@ilfc.com
ILFC UPSIZES COMMITTED SECURED LOAN TO $1.5 BILLION
LOS ANGELES — April 21, 2011 — International Lease Finance Corporation (ILFC), a wholly owned subsidiary of American International Group, Inc. (NYSE: AIG), announced today that it has successfully upsized its recently announced secured term loan for a total commitment of $1.5 billion.
ILFC initially received $1.3 billion in commitments last month from a group of 15 banks from Europe, Asia and North America. With the addition of KfW IPEX-Bank GmbH, the company increased the total commitment to $1.5 billion.
The facility, arranged by Citi and Credit Suisse as Joint Structuring and Placement Agents, along with BNP Paribas as an additional Joint Placement Agent, will be funded over the next 12 months and will mature in 2018. This transaction enables ILFC to improve its overall capital structure through diversification of funding sources.
The proceeds will be used primarily to prepay existing unsecured and secured bank facilities that would otherwise mature in October 2011 and 2012. Refinancing these existing facilities with the proceeds of the new term loan is expected to maintain the same approximate mix of secured and unsecured debt for the company.
Additionally, the economic terms of the transaction provide ILFC attractive funding at a current interest rate of approximately 3% along with significant flexibility for ILFC’s ongoing business of leasing aircraft.
About ILFC
ILFC is the international market leader in the leasing and remarketing of commercial jet aircraft to airlines around the world. The people of ILFC have a strong commitment to aviation and its role in building relationships across the globe that drive innovation, prosperity, and understanding. ILFC currently owns a portfolio consisting of approximately 930 jet aircraft.
About AIG
American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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